Exhibit 99.(a)(4)

ALPINE EQUITY TRUST

Certificate of Designation

          The undersigned, constituting a majority of the Board of Trustees of Alpine Equity Trust, a Massachusetts business trust (the “Trust”), do hereby certify that, pursuant to the authority conferred upon the Board of the Trust by Section 6.6(j) of the Declaration of Trust, dated October 26, 1998, as amended (the “Declaration of Trust”), and by the affirmative vote of a majority of the Trustees at a meeting duly called and held on December 17, 2010, the Declaration of Trust is amended as follows:

          (1) There is hereby established and designated as of that date Alpine Global Consumer Growth Fund (the “Consumer Fund”). The beneficial interest in the Consumer Fund shall be divided into Shares having a nominal or par value of $0.0001 per Share, of which an unlimited number may be issued, which Shares shall represent interest on in the Consumer Fund. The Shares of the Consumer Fund shall have the rights and preferences provided in Section 6.6(a) through 6.6(k) of the Declaration of Trust.

                    (a) Amendment, etc. Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Consumer Fund, such amendment may be adopted by an instrument signed in writing by a majority of the trustees (or an officer of the Trust pursuant to the vote of a majority of the Trustees) when authorized to do so by the vote in accordance with Section 1.2(h) of the Declaration of Trust of the holders of a majority of all the Shares of the Consumer Fund outstanding and entitled to vote.

                    (b) Incorporation of Defined Terms. All capitalized terms which are defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the Commonwealth of Massachusetts.

          The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the Commonwealth of Massachusetts and any other place required by law or the Declaration of Trust.

          This Certificate of Designation may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original, and all of which when taken together, shall constituent but one and the same instrument.

          IN WITNESS WHEREOF, each of the understand have set their hand this 17th day of December, 2010.

/s/ Samuel A. Lieber

Name: Samuel A. Lieber

/s/ Laurence B. Ashkin

Name: Laurence B. Ashkin

/s/ H. Guy Liebler

Name: H. Guy Leibler

/s/ Jeffrey E. Wacksman

Name: Jeffrey E. Wacksman

/s/ James A. Jacobson

Name: James A. Jacobson